EXHIBIT 10(e)

                       AMENDED AND RESTATED
                            AGREEMENT


          THIS AMENDED AND RESTATED AGREEMENT is made as of July 24, 1992, between WOLVERINE WORLD WIDE, INC., a Delaware corporation maintaining its principal executive offices at 9341 Courtland Drive, N.E., Rockford, Michigan, 49351 ("Wolverine"), and THOMAS D. GLEASON, 656 Manhattan Road, S.E., Grand Rapids, Michigan 49506 ("Executive").


                        R E C I T A L S :


          Executive has served Wolverine as its Chief Executive Officer for approximately 20 years and, most recently, as Chairman of its Board of Directors (the "Board"). As Chief Executive Officer and as Chairman of the Board, Executive was instrumental in the development and expansion of Wolverine's business. It is the opinion and consensus of the Board that Executive's services to Wolverine have constituted a valuable contribution to the general welfare, growth and earnings of Wolverine and evidence his continued ability to contribute to the success of Wolverine. By virtue of his past experience in the businesses in which Wolverine competes, and by virtue of his knowledge of these businesses, the Board believes that it is in the best interests of Wolverine that Executive's services, counsel and advice be assured to Wolverine for a future period of time. Executive will, after a period of several years, take early retirement to pursue other interests, and the parties wish to provide for an orderly transition of Executive's responsibilities, and for his assistance in promoting Wolverine's business during a transition period and in the search for his successor. For the foregoing reasons, Wolverine desires to retain Executive, and Executive desires to serve Wolverine, as a key employee prior to his early retirement upon the terms and conditions set forth herein. In addition, Wolverine desires to protect itself against competitive activities by Executive, and Executive desires to accept such restrictions upon competitive activities, upon the terms and conditions set forth herein. The parties have previously executed and delivered an Agreement, dated as of July 24, 1992, and now desire to amend and restate such agreement in its entirety as of such date.


          ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:


     Section 1. Early Retirement. Executive shall voluntarily retire from Wolverine and its affiliated companies on January 31,

1996 (the "Retirement Date"). Effective upon his retirement, Executive shall resign any and all positions, employment, offices and directorships (excluding any director position with Wolverine) with or in Wolverine and its affiliated companies. Nothing in this Agreement shall prevent Executive from being nominated and/or elected to serve as a director of Wolverine after January 31, 1996, nor shall anything in this Agreement require or obligate Wolverine, the Board, or any committee of the Board to nominate Executive to serve as a director of Wolverine.


     Section 2. Transition Period; Position and Duties. The period between the date of this Agreement and the Retirement Date shall be referred to as the "Transition Period." During the Transition Period, Executive shall continue to faithfully serve Wolverine as an employee pursuant to the terms of this Agreement, and will use his best business skill and judgment in advancing the business interests and profits of Wolverine and its affiliated companies. It is the present intention of the Board that Executive shall serve as Chief Executive Officer until his successor is appointed and as Chairman or Vice Chairman of the Board and on the Board committee charged with finding a new Chief Executive Officer, and shall also serve as an adviser to the new Chief Executive Officer reporting only to the Board and/or its Executive Committee (the "Executive Committee"), and shall have such other powers and duties consistent with such positions as may from time to time be reasonably prescribed by the Board and/ or its Executive Committee. Executive shall devote his best efforts to the business of Wolverine and its affiliated companies and to the performance of such reasonable duties as may be reasonably prescribed and specifically assigned to him by the Board and/or its Executive Committee, and will spend a reasonable and normal amount of working time and effort to accomplish the assigned duties; provided that Executive shall be permitted to serve on a reasonable number of boards of directors of other companies, or as trustee to other entities, and render occasional services in connection therewith, in addition to charitable and civic endeavors. Wolverine shall not require Executive to be based anywhere other than the greater Grand Rapids metropolitan area, except for required travel consistent with Executive's duties hereunder. Wolverine shall provide Executive with a private outside office and such secretarial staff, reasonably acceptable to Executive, as may be required for the performance of Executive's duties. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall guarantee to Executive or require or compel Wolverine or the Board to retain Executive in any particular office, position or directorship, including the position of Chief Executive Officer or Chairman or Vice Chairman of the Board, or otherwise infringe upon the unfettered right of the Board (or any committee of the Board) or the shareholders of Wolverine to nominate, elect or


                               -2-
appoint any person to a particular office, position or directorship.


     Section 3. Transition Period Compensation. Subject to the provisions of this Agreement and provided Executive is either employed by Wolverine in accordance with the terms of the Agreement or is unilaterally terminated by Wolverine without cause during the Transition Period, Executive shall receive the payments and benefits referenced in Section 13 hereof and those set forth below:


          (a) Base Salary. For the services to be rendered by Executive during the Transition Period as hereinbefore provided (or if Executive has been unilaterally terminated by Wolverine without cause during the Transition Period) and in consideration of the covenants contained in this Agreement, Wolverine agrees to pay Executive, in 13 equal installments during each year of this Agreement, a base annual salary of (i) $346,000, effective April 20, 1992, through December 31, 1994, and (ii) $250,000, effective January 1, 1995, through January 31, 1996. The declining base salary payments referenced above are intended by the parties to reflect Executive's decreasing role and contribution level over the Transition Period. No base salary shall be paid pursuant to Section 3(a) of this Agreement after January 31, 1996. The base salary payments will be subject to normal deductions (tax withholdings, etc.), and Wolverine and Executive shall each be responsible for those contributions and remittances for which they have been responsible prior to the date hereof.

          (b) Continued Participation in Bonus Programs. During the Transition Period, Executive shall continue to participate in the Wolverine World Wide, Inc. Executive Long-Term Incentive (Three Year) Plan (the "Long-term Plan"), or any successor or substitute plan, for each of the 3-year periods ending with fiscal 1992, 1993, 1994, and 1995, and in the Wolverine World Wide, Inc. Executive Short-Term Incentive Plan (the "Annual Plan"), or any successor or substitute plan, for fiscal 1992, 1993, 1994 and 1995. Subject to the provisions of this Agreement, Executive shall continue to participate in the Long-term Plan and the Annual Plan for the specified periods in accordance with the rates, and subject to the limitations, set forth on Exhibit A hereto if, as expected during the Transition Period,



                               -3-
     Executive continues to contribute to success of Wolverine as outlined in Section 2 hereof through the satisfactory performance of his duties (or if Executive is unilaterally terminated by Wolverine without cause during the Transition Period); provided that, with respect to the Executive and other upper echelon executives of Wolverine considered as a group, the foregoing shall not prevent the Compensation Committee of the Board (the "Compensation Committee") or the Board from amending or changing the percentage mix of the personal and corporate goal components in the Annual Plan or otherwise terminating, amending or changing the terms, provisions, bonus schedules or formulas of the Annual Plan and the Long-term Plan. Notwithstanding the foregoing, the Compensation Committee may decide, in its sole discretion, to decrease or eliminate Executive's participation in the Annual Plan and/or the Long-term Plan if Executive becomes active, beyond the levels of outside activity generally contemplated by Section 3(d), in other businesses or ventures or otherwise devotes substantial time and energy, beyond the levels of outside activity generally contemplated by Section 3(d), to matters not involving Wolverine or its affiliated companies (excluding the outside board, trust, civic or charitable duties referenced in Section 2 hereof) or is not generally available to carry out and fulfill his duties.

          (c)  Fringe Benefits.  Except as otherwise
     provided herein, Executive shall be entitled to reasonable vacations, provided that Executive shall make himself generally available for up to 36 weeks per year to render the services and perform the duties (as reasonably prescribed and specifically assigned by Wolverine) in accordance with Section 2 hereof. Executive shall be entitled to all benefits in the way of "fringes" available to upper echelon officers of Wolverine including, but not limited to, continuing participation in all group life, disability, hospitalization, medical, dental and surgical benefit plans in effect and available to upper echelon officers of Wolverine; payment of dues, assessments and other business related amounts at a country club of Executive's choosing in the Grand Rapids, Michigan area; payment of dues and other business related expenses in connection with Executive's existing membership and participation in business, civic and government-related organizations; and participation in the car benefit package generally available to upper



                               -4-
     echelon officers of Wolverine; provided that in addition, and not by way of limitation:

               (i)  Wolverine shall continue Executive and
          Executive's wife under Wolverine's medical and dental plans until each has attained age 65 under the same terms, conditions and costs as other upper echelon officers of Wolverine; provided that in the event and to the extent Wolverine is not able to include the Executive and/or the Executive's wife in any of such medical and dental plans, Wolverine agrees to provide medical and dental benefits to Executive and/or Executive's wife at the same cost to Executive as if Executive remained a full-time employee of Wolverine from January 31, 1996, through the time Executive or his wife, if later, attains age 65;

               (ii)      The Group Replacement Whole Life
          Policy covering Executive (NWML #11036733) shall continue as at present until Executive has attained age 65 and Wolverine will pay the equivalent term life share and the Executive will pay the balance of the annual premium; provided that if the Group Replacement Whole Life Policy does not allow Executive's participation unless employed by Wolverine, and assuming Executive is either employed by Wolverine in accordance with the terms of this Agreement through January 31, 1996, or is unilaterally terminated by Wolverine without cause prior to such date, Wolverine shall, in either of these events, prepay, prior to cessation of Executive's employment, the equivalent Term Life share insurance premiums due until Executive attains the age of 65;

              (iii) Wolverine's current interest in the cash value of the NWML Policy #8329728 (formerly described as the "Split Dollar Policy"), shall be transferred to Executive within eight (8) days following the execution of this Agreement and shall be "grossed up" once for tax purposes. Provided Executive is employed in accordance with the terms of this Agreement during the Transition Period, Wolverine shall pay the premiums due on the policy. Provided Executive is either employed by Wolverine in accordance with the terms of this Agreement through January 31, 1996, or is unilaterally terminated by Wolverine without cause prior to such date, Wolverine shall, in either of



                               -5-
          these events, prepay, prior to cessation of Executive's employment, the premiums due until Executive attains the age of 65, and grossing them up once for tax purposes as such prepayments of premium, or any portion thereof, is taxable to Executive. For the purpose of this Subsection 3(c)(iii), amounts will be grossed up once for tax purposes by utilizing the marginal state and federal income tax rates applicable to Executive at the time any such amount is taxable to Executive and by adding (a) the state income tax on the taxable amount, and (b) the federal income tax on an amount equal to the taxable amount less the amount of the state tax;

              (iv) Executive shall be entitled to continue to participate in the 1988 Stock Option Plan or its successor plan, and any awards granted under such plan or any successor plan, shall be at the absolute discretion of the Compensation Committee. Executive shall be vested 100% in his existing options and the restrictions with respect to his existing restricted stock (1984 Executive Incentive Stock Purchase Plan) will lapse if Executive's employment is unilaterally terminated by Wolverine without cause or if Executive unilaterally terminates his employment and this Agreement prior to January 31, 1996. Restrictions still extant on January 31, 1996 with respect to Executive's existing restricted stock (1984 Executive Incentive Stock Purchase Plan) will lapse on January 31, 1996 if this Agreement is then in effect and Executive has complied with its terms through such date. The terms and vesting schedule of the existing restricted stock, options, and option agreements shall continue to govern in the event Executive's employment is terminated prior to January 31, 1996, other than unilateral termination by Wolverine without cause or unilateral termination by Executive;

               (v)  Wolverine shall continue to pay for the
          preparation of Executive's federal, state and local income tax returns, together with any related accounting and legal advice as is presently provided and paid for by Wolverine, through calendar year 1995 or, if earlier, the calendar year in which Executive dies, which expenditures shall be generally consistent with the amounts previously reimbursed to Executive.



                               -6-
          In addition, Wolverine shall pay Executive's legal fees and expenses, in an amount not to exceed Two Thousand Dollars ($2,000.00), relating to the negotiation and preparation of this Amended and Restated Agreement; and

              (vi)  During the Transition Period, Wolverine
          shall continue to pay for the individual disability policies for Executive that are currently paid for by Wolverine (NWML
          Nos. D097519, D571656 and D677185).

          (d) Limitation. Notwithstanding any provision or term of this Agreement to the contrary, Wolverine shall not be required or obligated to maintain, amend or adopt any particular fringe benefit plan, bonus plan, or policy, including any of the existing plans or policies of Wolverine, or, except as provided in Section 4 or in accordance with Section 12 and the agreements referenced therein, to pay, credit or otherwise vest in Executive as a participant any amount or level of award or grant under any such plan or policy; provided, however, that the foregoing shall not apply to any deferred compensation, bonus, payment or other credit awarded to Executive under any such plan or policy or (except as otherwise provided herein) to the insurance policies and arrangements specified in Subsections 3(c)(ii), (iii) and (vi) hereof. If Executive earns income from other employment, or net income from self-employment or consulting, during the Transition Period, (excluding any amounts earned by Executive in connection with the outside board, trust or charitable and civic endeavors referenced in Section 2 above) the parties agree that the amount of any such earnings or net income (including the cash value of any fringe benefits) in excess of Fifteen Thousand Dollars ($15,000) for fiscal 1993, Fifty Thousand Dollars ($50,000) for fiscal 1994, and One Hundred Thousand Dollars ($100,000) for fiscal 1995 should be deducted from the payments and benefits payable under
     Section 3. Within forty (40) days following the end of fiscal 1993, 1994 and 1995, Executive shall certify to Wolverine the amount of Executive's income from other employment, or net income from self-employment or consulting, for the fiscal year then ended. At the written request of Wolverine, Executive shall also cause to be provided to Wolverine a certification and certificate from an independent certified public accountant, in form and detail reasonably satisfactory to Wolverine, listing and disclosing the amount of Executive's income from other employment, or net income from self-employment or consulting, for the fiscal year then ended.



                               -7-

     Section 4. Pension. Executive shall continue to participate in the Wolverine World Wide, Inc. Employees Pension Plan or any successor plan (the "Pension Plan") while an employee under the terms of this Agreement. Executive's pension under the Pension Plan, shall, in accordance with the current terms of the Pension Plan, become payable on January 31, 1996 (the "Pension Commencement Date"). Executive shall be entitled to receive payments in accordance with the terms and provisions of the Pension Plan and the Wolverine Supplemental Retirement Benefit (ERISA Excess) Plan dated May 4, 1988 ("ERISA Excess Plan") or, if greater, the payments set forth below. Except as otherwise provided below and assuming the terms and provisions of the Pension Plan do not provide for a greater benefit, the parties agree that the amount of such pension will be $130,000 per annum after giving effect to and net of (a) the projection/proration feature of the Pension Plan, (b) the actuarial reduction for early retirement, (c) the optional equal annuity marital option, which option Executive hereby irrevocably elects, and (d) the
social security offset provisions of the Plan.   Any portion of
such pension payments not permitted or allowed by government or regulatory guidelines, policies or rules will be paid by Wolverine pursuant to its existing ERISA Excess Plan. If these pension payments are subject to the Federal Insurance Contribution Act tax or similar charges, the parties agree that Executive will be responsible for his share of any such tax or
charge.   The maximum annual pension benefit referenced above
shall be subject to reduction in the event Executive's employment with Wolverine is terminated (other than unilateral termination of Executive by Wolverine without cause, termination due to Executive's disability, or if Executive unilaterally terminates his employment and this Agreement) prior to January 31, 1996. In such event, the annual amount of such pension shall be equal to
(a) the amount otherwise payable to Executive in accordance with the terms of the Pension Plan and the ERISA Excess Plan, plus
(b) an amount equal to (i) the difference between $130,000 and the amount referenced in subsection (a) above, times (ii) a fraction the numerator of which is the number of whole calendar months during the period from August 1, 1992, through January 31, 1996, that Executive is employed by Wolverine and the denominator of which is 42. Any life insurance policies or other investment instruments purchased and utilized to fund, in whole or in part, the benefits payable under the ERISA Excess Plan, will be transferred to Michigan National Bank ("MNB"), as trustee, pursuant to the Wolverine World Wide, Inc. Benefit Trust Agreement between Wolverine and MNB dated May 19, 1987, as amended ("Benefit Trust Agreement"), and such policies or other investment instruments will not be materially amended or cancelled or terminated by Wolverine without the prior consent of Executive, which consent shall not be unreasonably withheld.




                               -8-

    Section 5. Employee Loan. Executive currently owes Wolverine certain amounts in accordance with loans issued pursuant to the Wolverine Stock Option Loan Program. Any principal installments due and payable in accordance with the terms of such loans, including any accrued interest, shall be paid by Executive within eight (8) days following the date of this Agreement. The remaining loans and amounts owed to Wolverine by Executive shall continue to be outstanding and shall be paid in accordance with their respective terms.


     Section 6. Termination. The employment of Executive may be terminated as set forth in this section:

          (a)  Death.  The death of Executive.

          (b) Disability. The "disability" of Executive, as such term is defined in Section 7 of this Agreement.

          (c) Termination Upon Notice. Either party may terminate Executive's employment, with or without cause, upon notice to the other party.

          (d)  Cause.  Executive may be terminated for
     cause. For the purpose of this Agreement, cause is defined as (i) willful disobedience of reasonable directives of the Board, the Executive Committee or any successor Chief Executive Officer of Wolverine; (ii) dishonesty or commission of a misdemeanor or a felony injurious to Wolverine; (iii) failure by Executive to substantially perform the duties described in Section 2 of this Agreement (other than failure resulting from an illness or disability) after notice of nonperformance to Executive from the Executive Committee or the Board;
     (iv) any default in or breach of Section 9 of this Agreement; (v) any material default in or breach of this Agreement other than Sections 2 or 9; or (vi) an adjudication of a court of competent jurisdiction that Executive is liable for gross negligence or gross misconduct in the performance of his duties under this Agreement.


     Section 7. Disability. In the event of Executive's physical or mental illness or other incapacity which prevents Executive from substantially performing his duties hereunder ("Disability") during the Transition Period, Executive's term of employment shall not terminate and Executive shall be entitled to the salary and other benefits provided herein during the period




                               -9-
of such Disability; provided, however, that such salary and other benefits (other than the continuing benefits referenced in Subsections 3(c)(i), (ii) and (iii)), including the vesting of pension benefits under the Pension Plan and Section 4 hereof, shall terminate from and after the last day of the twelfth month of said Disability, whereupon Executive's term of employment shall automatically terminate notwithstanding any other provision of this Agreement. Notwithstanding the foregoing, the salary and other benefits referenced above (other than the continuing benefits referenced in Subsections 3(c)(i), (ii) and (iii)), shall terminate prior to the end of the twelve month continuation period to the extent Executive receives disability benefits pursuant to Section 6 of the Deferred Compensation Agreement dated August 29, 1989, between Wolverine and Executive. If there should be a dispute between the parties as to Executive's physical or mental disability at any time, such question shall be settled by the opinion of an impartial and reputable physician agreed upon for the purpose by the parties or their representatives, or failing agreement within ten (10) days of a written request therefor by either party, then one designated by the then President of the Kent County Medical Association.


     Section 8. Knowing and Voluntary Agreement and Right to Rescind. Executive represents that he has carefully reviewed this Agreement, that Wolverine has advised him to consult with his own counsel with regard to this Agreement, that he has done so, that he fully understands each provision of this Agreement, and is knowingly and voluntarily agreeing to each provision. Specifically, and without limitation of the foregoing, Executive fully understands and agrees to the general release provisions in
Section 10 below, and understands and agrees that he is giving up any right to make claims covered by Section 10, including specifically and without limitation, any claims relating to the termination of his employment under the terms of his existing Employment Agreement between the Executive and Wolverine dated August 24, 1989. Executive understands that he has twenty-two
(22) days after receipt of this Agreement to decide whether to sign it, and if Executive elects to sign the Agreement before expiration of twenty-two (22) days he does so voluntarily and with advice of counsel, and represents to Wolverine that he and his counsel are electing to waive the full period of review allowed them under the Older Worker's Benefit Protection Act. Executive may elect to revoke this Agreement by notifying Wolverine in writing of such revocation within seven (7) days after signing this Agreement. Executive represents and agrees that if he elects to revoke this Agreement he will deliver notice of such revocation within the 7-day period as provided in Section 16 of this Agreement.




                               -10-
     Section 9. Covenants. In consideration of Wolverine's payments under this Agreement, Executive covenants and agrees to perform and abide by the following covenants for, except as otherwise provided in subsection 9(b) below, the Transition Period or, if longer, for a period of one (1) year following the termination of Executive's employment with Wolverine (other than unilateral termination of Executive's employment by Wolverine without cause):

          (a) Covenant Not to Compete. Executive shall have no investment, involvement or other connection whatsoever, directly or indirectly, with any corporation, partnership, proprietorship, individual, or other business entity ("Competitor"), that, during all or any part of the period in which Executive has such investment, involvement, or other connection, competes with any business which is substantially similar to the whole or any part of the business conducted (or to be conducted) by Wolverine, including any new businesses or ventures which Wolverine
     (currently or during the Transition Period) contemplates (through itself or a controlled affiliate), as evidenced by action or deliberation of the Board, the Executive Committee or any other Board committee or committee specifically designated by the Board, entering into at some future date, provided, that the foregoing restriction as to businesses that Wolverine is contemplating entering into shall not apply to unrelated businesses or ventures that Executive invests or is involved in prior to the date the Board, the Executive Committee, other Board committee or any other committee specifically designated by the Board took action or deliberated entering into such new business or venture. Without limiting the generality of the foregoing, Executive agrees that Executive shall not be or become a shareholder, partner or other investor in, nor an officer, employee, consultant, adviser, creditor or director of, nor a sales or other agent (whether independent or otherwise) or distributor for, a Competitor. Executive further agrees that Executive shall not, either for Executive or on behalf of a Competitor, directly or indirectly, divert or attempt to divert any business from Wolverine, solicit any current or past customer of Wolverine, or attempt to influence any customer of Wolverine to divert business from any such entity. The geographic scope of the foregoing covenants shall be worldwide. Nothing contained in this Agreement shall prohibit Executive from acquiring not more than five (5) percent of the



                               -11-
     outstanding shares of any publicly traded equity security of a Competitor listed for trading in the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange, or any other recognized foreign exchange, or quoted on the National Association of Securities Dealers Automated Quotation System. During the Transition Period, Executive shall keep Wolverine informed of any business or venture in which Executive shall become a shareholder (other than the acquisition of shares referenced in the foregoing sentence), partner, investor, officer, employee, consultant, adviser, creditor, director, sales or other agent (whether independent or otherwise) or distributor. Wolverine shall keep Executive reasonably informed of all new businesses or ventures which Wolverine contemplates entering into at some future date if Executive is no longer an officer of Wolverine or a member of the Board.

          (b) Confidential Information. Executive further covenants and agrees that he shall not, from the date of this Agreement and forever afterward, without the prior approval of Wolverine, use or disclose to any person, firm, corporation or other entity any material proprietary, secret or confidential information of Wolverine or its affiliated companies, including, but not limited to customer names or information, sales and manufacturing information, operational methods and business and trade secrets, but excluding information within the public domain or which comes within the public domain in the future through no act or fault of Executive.

          (c) Employees. Executive shall not directly or indirectly solicit or approach any employee of Wolverine or its affiliated companies (or any successor or assignee of Wolverine or its affiliated companies) for the purpose of inducing the employee to terminate his or her employment.

          (d)  Limitation.  If a final nonappealable
     decision of any court of competent jurisdiction shall at any time deem the foregoing time periods too lengthy or the scope of the covenants too broad, the restrictive time period shall thereafter be deemed (in that jurisdiction) to be the longest period permissible by law in that jurisdiction, and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the parties' intent to protect and preserve the business and goodwill of



                               -12-
     Wolverine and its affiliated companies and thus the parties agree and direct that the time period and scope of the foregoing covenants shall be the maximum permissible duration or size.

          (e)  Remedies.  In the event that Executive
     defaults in or breaches any of the covenants set forth in Section 9 of this Agreement, Wolverine shall be entitled to one or more of the following remedies, which shall be cumulative: (a) damages in an amount equal to the greater of (i) actual damages incurred as a result of such breach, (ii) the profits or compensation wrongfully earned by Executive as a result of such breach, or (iii) the amount paid or to be paid to Executive pursuant to subsection 3(a) of this Agreement during the period of such default or breach;
     (b) injunctive or other equitable relief prohibiting Executive from continuing to engage in such activities;
     (c) rights of set off against any amounts owed Executive; and (d) other legal and equitable remedies (including without limitation reimbursement of reasonable attorney fees) as may be available under law. Executive recognizes and acknowledges that in the event of any default in, or breach of any of the terms, conditions or provisions of this Section 9 (either actual or threatened) by Executive, Wolverine's remedies at law shall be inadequate. Accordingly, Executive agrees that Wolverine shall be entitled to the remedies of specific performance and injunctive relief in addition to any and all other remedies and rights at law or in equity, and those rights and remedies shall be cumulative. Specifically, and without limiting the foregoing, if Executive defaults in or breaches (either actual or threatened) any of the covenants set forth in Section 9 of this Agreement, which default or breach (either actual or threatened) is not cured or remedied as provided below, Wolverine shall be entitled to terminate Executive's employment under this Agreement. Executive shall be entitled to cure or remedy any default in or breach of (either actual or threatened) the covenants set forth in
     Section 9 of this Agreement, excluding any willful, intentional or conscious default or breach (either actual or threatened), for a period of thirty (30) days after such default or breach (either actual or threatened) is known to Executive. Notice from Wolverine to Executive in accordance with the terms of this Agreement of any such default or breach (either actual or threatened) shall be presumptive proof of Executive's knowledge of such default or breach.



                               -13-

     Section 10. General Releases. In consideration of the payments by Wolverine under this Agreement, Executive agrees as follows:

          (a) Release of All Claims. Executive hereby waives, releases and forever discharges Wolverine (and the additional parties listed in subsection (b) below) of and from all obligations or liabilities to Executive, and from any and all claims and causes of action, known or unknown, accrued or unaccrued, that Executive has or may have against any of them. This waiver, release and discharge includes, but is not limited to, all claims (excluding any claims by Executive relating to a breach or alleged breach of this Agreement by Wolverine or a future breach or alleged breach by Wolverine of the agreements referenced in Section 12 hereof) arising from Executive's employment or termination from employment with Wolverine, all claims for reinstatement or reemployment, all claims for past or future wages, bonuses, commissions, benefit or compensation programs (excluding any vested benefits under the Wolverine Employees Profit Sharing and Savings Plan, which plan was terminated in 1976), vacation pay, or any other payments or benefits, all claims for compensatory, exemplary, punitive or other damages, and all claims for attorney fees. This waiver, release and discharge includes, but is not limited to, all claims (excluding any claims by Executive relating to a breach or alleged breach of this Agreement by Wolverine or a future breach or alleged breach of the agreements referenced in Section 12 hereof) for violation of any express or implied contract or agreement, written or oral, or for violation of any common law duty or public policy, or any statute or order, including, but not limited to the National Labor Relations Act, Title VII of the Civil
     Rights Act of 1964, 42 USC   1981, 42 USC   1983, 42
     USC   1985, 42 USC   1986 and 42 USC   1988, the Age
     Discrimination in Employment Act, the Employee Retirement Income Security Act, the Michigan Civil Rights Act, the Michigan Handicappers'; Civil Rights Act, any other federal, state or local civil rights statute, ordinance or regulation. By signing this Agreement, Executive gives up any such claims, and promises never to make any such claims, and promises never to sue over any such claims. Neither this release nor any other provision of this Agreement is an admission of any wrongdoing by either party. The releases in this Section 10, do not affect Executive's




                               -14-
     rights under this Agreement, under the Deferred
     Compensation Agreement dated August 29, 1989, under the
     Indemnity Agreement dated February 20, 1987, or under the Severance Agreement dated June 29, 1989, as amended by this Agreement.

          (b) Other Parties Covered by General Releases and Covenants. It is agreed that Executive's releases, waivers, discharges and covenants in Sections 9 and 10(a) will also apply in full to and for the benefit of all of Wolverine affiliated companies, and to all past, present and future officers, directors, stockholders, employees, agents, successors and assigns of Wolverine or any affiliated company in such capacities.


     Section 11. Employment Agreement. The Employment Agreement dated August 24, 1989, between Wolverine and Executive, is hereby terminated and canceled without any further responsibility or obligation of one party to the other.


     Section 12. Deferred Compensation Agreement, Indemnification Agreement, and Severance Agreement. The Deferred Compensation Agreement dated August 29, 1989, and the Indemnification Agreement dated February 20, 1987, between Wolverine and Executive, remain in full force and effect. Any life insurance policies or other investment instruments purchased and utilized to fund, in whole or in part, the benefits payable under the Deferred Compensation Agreement, will be transferred to MNB pursuant to the Benefit Trust Agreement and such policies or other investment instruments will not be materially amended or cancelled or terminated by Wolverine without the prior consent of the Executive, which consent shall not be unreasonably withheld. Executive shall participate in any future program Wolverine may institute to provide security or payment protection for upper echelon employees under the Deferred Compensation Agreement or the Indemnification Agreement, whether or not such security or payment protection is provided before or after Executive's retirement. Executive shall continue to pay the disability waiver of premium amounts and assessments with respect to the life insurance policies (or other investment instruments if applicable) utilized to fund, in whole or in part, the benefits payable under the Deferred Compensation Agreement. The Severance Agreement dated June 29, 1989, between Wolverine and Executive shall remain in full force and effect until the date Executive no longer holds the office and position of Chief Executive Officer of Wolverine, at which time it shall be terminated and canceled without any further responsibility or obligation of one party to the other. Except as expressly set forth in this Agreement,



                               -15-
nothing in this Agreement will affect or alter the rights, benefits, duties or obligations of Executive or Wolverine under the agreements referenced in this Section 12.


     Section 13. Contingent Payment. Wolverine and its subsidiary, Brooks Shoe, Inc. ("Brooks"), instituted an action against Nike, Inc. ("Nike"), in 1992 alleging that Nike infringed upon certain patent and other intellectual property rights owned by Wolverine and Brooks. Executive was instrumental in causing Wolverine and Brooks to investigate and pursue their rights against Nike with respect to the alleged infringement. In recognition for this past and continuing effort and in consideration of the execution of this Amended and Restated Agreement, Wolverine hereby agrees to pay Executive ten percent (10%) of the net proceeds that Wolverine and/or Brooks receive from Nike in connection with the above litigation up to a maximum aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000). Net proceeds shall mean all payments, including but not limited to settlement payments, damages and royalties, Wolverine and/or Brooks receive from Nike through settlement, judgment or otherwise, less all costs, expenses, or payments incurred by or on behalf of Wolverine and/or Brooks (or their affiliated companies) in prosecuting such action or defending any counterclaim or retaliatory action by Nike against Wolverine or its affiliated companies. Costs and expenses shall not include any wage or salary payments to employees of Wolverine and/or Brooks. All payments to Executive shall be promptly made after Wolverine and Brooks have realized and received net proceeds from Nike in connection with such litigation. The obligation of Wolverine under this Section 13 shall survive the expiration of this Agreement or the termination of this Agreement if it is terminated due to Executive's death or disability or if it is terminated unilaterally by Wolverine without cause or if Executive unilaterally terminates his employment and this Agreement.


     Section 14.  Successors; Binding Agreement.

          (a)  Wolverine.  Wolverine will require any
     successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Wolverine, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Wolverine would be required to perform it if no such succession had taken place. Failure of Wolverine to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a



                               -16-
     material breach of this Agreement. As used in this Agreement, "Wolverine" shall mean Wolverine as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b) Successors. This Agreement shall not be assignable by Executive, but inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees to the extent of any amounts due and owing under the terms of this Agreement in the event of Executive's death.


     Section 15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or director as may be specifically designated by the Board or the Executive Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement sets forth the entire agreement and understanding of the parties. The agreement of the parties and the parties' rights under this Agreement are exclusively set forth in this Agreement and neither party shall be bound by or rely upon any oral or written promise or statement, including any made during discussions or negotiations between the parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan as applicable to contracts made and to be performed in the State of Michigan.


     Section 16. Validity. The invalidity of unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


     Section 17. Notices. Any and all notices referred to herein shall be sufficient if furnished in writing and shall be deemed to have been duly given if mailed by certified or



                               -17-
registered mail (postage prepaid) or shipped and receipted by express courier service (charges prepaid) to the respective parties at the following addresses:


          If to Wolverine:    Wolverine World Wide, Inc.
                              9341 Courtland Drive, N.E.
                              Rockford, Michigan 49351

                              Attention:  Chairman-Compensation
                                          Committee

                              With a copy to:

                              Warner, Norcross & Judd
                              900 Old Kent Building
                              111 Lyon Street, N.W.
                              Grand Rapids, Michigan 49503-2489

                              Attention:  Blake W. Krueger, Esq.

          If to Executive:    Thomas D. Gleason
                              656 Manhattan Road, S.E.
                              East Grand Rapids, Michigan 49506

                              With a copy to:

                              Borre, Peterson, Fowler & Reens
                              44 Lafayette, N.E.
                              P.O. Box 1767
                              Grand Rapids, Michigan  49501

                              Attention: Glen V. Borre, Esq.
                                         Mark D. Sevald, Esq.


     Section 18. Legal Fees and Expenses. Executive shall pay or reimburse Wolverine for all reasonable legal fees and related expenses incurred by Wolverine (and its affiliates) as a result of any default in or breach of this Agreement by Executive, and Wolverine shall pay or reimburse Executive for all reasonable legal fees and related expenses incurred by Executive as a result of any default in or breach of this Agreement by Wolverine.


     Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.




                               -18-

     Section 20. Amended and Restated Agreement. This Amended and Restated Agreement amends and restates in its entirety the Agreement, dated as of July 24, 1992, dealing with the subject matter hereof. The effective date of this Amended and Restated Agreement shall be July 24, 1992, and the phrases "date hereof," "effective date of this Agreement," "Agreement date" or similar terms shall mean July 24, 1992.


          IN WITNESS WHEREOF, the parties have duly executed this Agreement on May 26, 1994, as of the day and year first above written.


                                WOLVERINE WORLD WIDE, INC.




                                By s/ Daniel T. Carroll
                                   Daniel T. Carroll, Director and
                                     Chairman of the Compensation
                                     Committee of the Board of
                                     Directors




                                s/ Thomas D. Gleason
                                Thomas D. Gleason























                               -19-
                            EXHIBIT A

             BONUS PLAN PARTICIPATION PERCENTAGES AT
                    BASE SALARY AND AT TARGET

                 ANNUAL PLAN                      LONG-TERM PLAN
               % Participation                   % Participation
Year              At Target         Year            At Target
1992                36%            1990-92             50%

1993                33%            1991-93             50%

1994                30%            1992-94             50%

1995                25%            1993-95             40%

Limitations:   Notwithstanding the terms, provisions or
               conditions of the Long-Term Plan or the Annual
               Plan (or any agreement or understanding involving
               Executive which relates to such plans), Executive shall not, on an annual basis, be entitled to be awarded or receive more than Fifty Thousand
               Dollars ($50,000) under each of the following bonus plans (i) the Long-term Plan for each of the three-year periods ending with fiscal 1992, 1993, 1994 and 1995, or (ii) the Annual Plan for each of fiscal 1992, 1993, 1994 and 1995. Executive's participation in the Annual Plan shall be determined solely from the corporate goal component as specified from time-to-time in such plan. Executive's right to participate in the Long-Term Plan ending with fiscal 1995 and the Annual Plan for fiscal 1995, shall survive
               Executive's retirement on January 31, 1996, in accordance with the terms of this Agreement.